Exhibit 99.22



KODAK
[GRAPHIC         STOCK OPTION EXCHANGE PROGRAM
OMITTED]         CONFIRMATION STATEMENT--VOIDED ELECTION



March 14, 2002

Jane Employee
KODAK 000 HR Department
Eastman Kodak Company
Rochester, NY  14650-1110
USA

Your election to participate in the Stock Option Exchange Program was VOIDED because you either terminated employment, elected to leave the company or received a notification of termination of employment. As a result, you are not eligible to participate in the Exchange Program. In other words, none of your Current Options have been cancelled and exchanged for New Options. The termination rules of your Current Options will determine whether you keep them. To check the terms and conditions of your Current Options, call 877-KSO-4YOU (877-576-4968) or go to the Mellon Investors Services web site at:

         Kodak intranet:         hrinfo.kodak.com
         Internet:               www.melloninvestor.com


If you have any questions regarding this Confirmation Statement, please contact the Stock Option Exchange Hotline BETWEEN MARCH 18 AND APRIL 5 at:

         Knet (from inside Kodak):     Kodak access code + 224-4503
         Toll-Free in U.S. & Canada:   1-866-854-7887
         Long Distance:                1-716-724-4503